Citigroup Global Markets Holdings Inc.	August 28, 2026 Medium-Term Senior Notes, Series N Pricing Supplement No. 2026-USNCH33659 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-293732 and 333-293732-02

Callable Contingent Coupon Equity Linked Securities Linked to the Worst Performing of the EURO STOXX 50® Index, the Nasdaq-100 Futures Excess Return Index and the S&P 500 Futures Excess Return Index Due August 31, 2029

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. The securities offer the potential for periodic contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. In exchange for this higher potential yield, you must be willing to accept the risks that (i) your actual yield may be lower than the yield on our conventional debt securities of the same maturity because you may not receive one or more, or any, contingent coupon payments, and (ii) the value of what you receive at maturity may be significantly less than the stated principal amount of your securities, and may be zero. Each of these risks will depend solely on the performance of the worst performing of the underlyings specified below.

▪	The Nasdaq-100 Futures Excess Return Index tracks futures contracts on the Nasdaq-100 Index® and the S&P 500 Futures Excess Return Index tracks futures contracts on the S&P 500® Index. These underlyings are expected to underperform the total return performance of the Nasdaq-100 Index® and the S&P 500® Index, respectively, because of implicit financing costs. See “Summary Risk Factors” for more information.

▪	We have the right to call the securities for mandatory redemption on any potential redemption date specified below.

▪	You will be subject to risks associated with each of the underlyings and will be negatively affected by adverse movements in any one of the underlyings. Although you will have downside exposure to the worst performing underlying, you will not receive dividends with respect to any underlying or participate in any appreciation of any underlying.

▪	Investors in the securities must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any payments due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Underlyings:	Underlying	Initial underlying value*	Coupon barrier value**	Final barrier value**
	EURO STOXX 50® Index	6,485.67	5,272.850	5,272.850
	Nasdaq-100 Futures Excess Return Index	770.4182	626.350	626.350
	S&P 500 Futures Excess Return Index	614.55	499.629	499.629
*For each underlying, its closing value on the pricing date **For each underlying, 81.30% of its initial underlying value
Stated principal amount:	$1,000 per security
Pricing date:	August 28, 2026
Issue date:	September 2, 2026
Valuation dates:	September 28, 2026, October 28, 2026, November 30, 2026, December 28, 2026, January 28, 2027, March 1, 2027, March 30, 2027, April 28, 2027, May 28, 2027, June 28, 2027, July 28, 2027, August 30, 2027, September 28, 2027, October 28, 2027, November 29, 2027, December 28, 2027, January 28, 2028, February 28, 2028, March 28, 2028, April 28, 2028, May 30, 2028, June 28, 2028, July 28, 2028, August 28, 2028, September 28, 2028, October 30, 2028, November 28, 2028, December 28, 2028, January 29, 2029, February 28, 2029, March 28, 2029, April 30, 2029, May 29, 2029, June 28, 2029, July 30, 2029 and August 28, 2029 (the “final valuation date”), each subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	Unless earlier redeemed, August 31, 2029
Contingent coupon payment dates:	The third business day after each valuation date, except that the contingent coupon payment date following the final valuation date will be the maturity date
Contingent coupon:	On each contingent coupon payment date, unless previously redeemed, the securities will pay a contingent coupon equal to 1.2083% of the stated principal amount of the securities (equivalent to a contingent coupon rate of approximately 14.50% per annum) if and only if the closing value of the worst performing underlying on the immediately preceding valuation date is greater than or equal to its coupon barrier value. If the closing value of the worst performing underlying on any valuation date is less than its coupon barrier value, you will not receive any contingent coupon payment on the immediately following contingent coupon payment date.
Payment at maturity:

If the securities are not redeemed prior to maturity, you will receive at maturity for each security you then hold (in addition to the final contingent coupon payment, if applicable):

▪ If the final underlying value of the worst performing underlying on the final valuation date is greater than or equal to its final barrier value: $1,000

▪ If the final underlying value of the worst performing underlying on the final valuation date is less than its final barrier value:

$1,000 + ($1,000 × the underlying return of the worst performing underlying on the final valuation date)

If the securities are not redeemed prior to maturity and the final underlying value of the worst performing underlying on the final valuation date is less than its final barrier value, you will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity, and you will not receive any contingent coupon payment at maturity.

Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per security:	$1,000.00	$26.00	$974.00
Total:	$2,500,000.00	$65,000.00	$2,435,000.00

(Key Terms continued on next page)

(1) On the date of this pricing supplement, the estimated value of the securities is $970.20 per security, which is less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $26.00 for each security sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus. In addition, CGMI will pay to one or more electronic platform providers a fee of up to $1.00 for each security sold in this offering where related selected dealers and/or custodians implement or utilize such providers.

(3) The per security proceeds to issuer indicated above represent the minimum per security proceeds to issuer for any security, assuming the maximum per security underwriting fee. As noted above, the underwriting fee is variable.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, which can be accessed via the hyperlinks below:

Product Supplement No. EA-04-12 dated February 25, 2026    Underlying Supplement No. 13 dated February 25, 2026
Prospectus Supplement and Prospectus each dated February 25, 2026

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)
Redemption:	We may call the securities, in whole and not in part, for mandatory redemption on any potential redemption date upon not less than three business days’ notice. Following an exercise of our call right, you will receive for each security you then hold an amount in cash equal to $1,000.00 plus the related contingent coupon payment, if any.
Potential redemption dates:	The contingent coupon payment dates related to the valuation dates scheduled to occur on March 1, 2027, March 30, 2027, April 28, 2027, May 28, 2027, June 28, 2027, July 28, 2027, August 30, 2027, September 28, 2027, October 28, 2027, November 29, 2027, December 28, 2027, January 28, 2028, February 28, 2028, March 28, 2028, April 28, 2028, May 30, 2028, June 28, 2028, July 28, 2028, August 28, 2028, September 28, 2028, October 30, 2028, November 28, 2028, December 28, 2028, January 29, 2029, February 28, 2029, March 28, 2029, April 30, 2029, May 29, 2029, June 28, 2029 and July 30, 2029
Final underlying value:	For each underlying, its closing value on the final valuation date
Worst performing underlying:	For any valuation date, the underlying with the lowest underlying return determined as of that valuation date
Underlying return:	For each underlying on any valuation date, (i) its closing value on that valuation date minus its initial underlying value, divided by (ii) its initial underlying value
Paying agent:	Citibank, N.A.
CUSIP / ISIN:	17334CLW2 / US17334CLW28
PS-2

Citigroup Global Markets Holdings Inc.

Additional Information

The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, the accompanying product supplement contains important information about how the closing value of each underlying will be determined and about adjustments that may be made to the terms of the securities upon the occurrence of market disruption events and other specified events with respect to each underlying. The accompanying underlying supplement contains information about the underlyings or the reference indices on which certain underlyings are ultimately based that is not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

PS-3

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The examples in the first section below illustrate how to determine whether a contingent coupon will be paid following a valuation date. The examples in the second section below illustrate how to determine the payment at maturity on the securities, assuming the securities are not redeemed prior to maturity. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of any payment that may be made on the securities.

The examples below are based on the following hypothetical values and do not reflect the actual initial underlying values, coupon barrier values or final barrier values of the underlyings. For the actual initial underlying value, coupon barrier value and final barrier value of each underlying, see the cover page of this pricing supplement. We have used these hypothetical values, rather than the actual values, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payments on the securities will be calculated based on the actual initial underlying value, coupon barrier value and final barrier value of each underlying, and not the hypothetical values indicated below. For ease of analysis, figures below have been rounded.

Underlying	Hypothetical initial underlying value	Hypothetical coupon barrier value	Hypothetical final barrier value
EURO STOXX 50® Index	100.00	81.30 (81.30% of its hypothetical initial underlying value)	81.30 (81.30% of its hypothetical initial underlying value)
Nasdaq-100 Futures Excess Return Index	100.00	81.30 (81.30% of its hypothetical initial underlying value)	81.30 (81.30% of its hypothetical initial underlying value)
S&P 500 Futures Excess Return Index	100.00	81.30 (81.30% of its hypothetical initial underlying value)	81.30 (81.30% of its hypothetical initial underlying value)

Hypothetical Examples of Contingent Coupon Payments Following a Valuation Date

The three hypothetical examples below illustrate how to determine whether a contingent coupon will be paid following a hypothetical valuation date, assuming that the closing values of the underlyings on the hypothetical valuation date are as indicated below.

	Hypothetical closing value of the EURO STOXX 50® Index on hypothetical valuation date	Hypothetical closing value of the Nasdaq-100 Futures Excess Return Index on hypothetical valuation date	Hypothetical closing value of the S&P 500 Futures Excess Return Index on hypothetical valuation date	Hypothetical payment per $1,000.00 security on related contingent coupon payment date
Example 1	120 (underlying return = (120 - 100) / 100 = 20%)	85 (underlying return = (85 - 100) / 100 = -15%)	90 (underlying return = (90 - 100) / 100 = -10%)	$12.083 (contingent coupon is paid)
Example 2	45 (underlying return = (45 - 100) / 100 = -55%)	120 (underlying return = (120 - 100) / 100 = 20%)	90 (underlying return = (90 - 100) / 100 = -10%)	$0.00 (no contingent coupon)
Example 3	20 (underlying return = (20 - 100) / 100 = -80%)	40 (underlying return = (40 - 100) / 100 = -60%)	10 (underlying return = (10 - 100) / 100 = -90%)	$0.00 (no contingent coupon)

Example 1: On the hypothetical valuation date, the Nasdaq-100 Futures Excess Return Index has the lowest underlying return and, therefore, is the worst performing underlying on the hypothetical valuation date. In this scenario, the closing value of the worst performing underlying on the hypothetical valuation date is greater than its coupon barrier value. As a result, investors in the securities would receive the contingent coupon payment on the related contingent coupon payment date.

Example 2: On the hypothetical valuation date, the EURO STOXX 50® Index has the lowest underlying return and, therefore, is the worst performing underlying on the hypothetical valuation date. In this scenario, the closing value of the worst performing underlying on the hypothetical valuation date is less than its coupon barrier value. As a result, investors would not receive any payment on the related contingent coupon payment date.

Investors in the securities will not receive a contingent coupon on the contingent coupon payment date following a valuation date if the closing value of the worst performing underlying on that valuation date is less than its coupon barrier value. Whether a contingent coupon is paid following a valuation date depends solely on the closing value of the worst performing underlying on that valuation date.

Example 3: On the hypothetical valuation date, the S&P 500 Futures Excess Return Index has the lowest underlying return and, therefore, is the worst performing underlying on the hypothetical valuation date. In this scenario, the closing value of the worst performing underlying on the hypothetical valuation date is less than its coupon barrier value. As a result, investors would not receive any payment on the related contingent coupon payment date.

PS-4

Citigroup Global Markets Holdings Inc.

Hypothetical Examples of the Payment at Maturity on the Securities

The next three hypothetical examples illustrate the calculation of the payment at maturity on the securities, assuming that the securities have not been earlier redeemed and that the final underlying values of the underlyings are as indicated below.

	Hypothetical final underlying value of the EURO STOXX 50® Index	Hypothetical final underlying value of the Nasdaq-100 Futures Excess Return Index	Hypothetical final underlying value of the S&P 500 Futures Excess Return Index	Hypothetical payment at maturity per $1,000.00 security
Example 4	110 (underlying return = (110 - 100) / 100 = 10%)	120 (underlying return = (120 - 100) / 100 = 20%)	125 (underlying return = (125 - 100) / 100 = 25%)	$1,012.083 (contingent coupon is paid)
Example 5	110 (underlying return = (110 - 100) / 100 = 10%)	30 (underlying return = (30 - 100) / 100 = -70%)	105 (underlying return = (105 - 100) / 100 = 5%)	$300.00
Example 6	50 (underlying return = (50 - 100) / 100 = -50%)	35 (underlying return = (35 - 100) / 100 = -65%)	20 (underlying return = (20 - 100) / 100 = -80%)	$200.00

Example 4: On the final valuation date, the EURO STOXX 50® Index has the lowest underlying return and, therefore, is the worst performing underlying on the final valuation date. In this scenario, the final underlying value of the worst performing underlying on the final valuation date is greater than its final barrier value. Accordingly, at maturity, you would receive the stated principal amount of the securities plus the contingent coupon payment due at maturity, but you would not participate in the appreciation of any of the underlyings.

Example 5: On the final valuation date, the Nasdaq-100 Futures Excess Return Index has the lowest underlying return and, therefore, is the worst performing underlying on the final valuation date. In this scenario, the final underlying value of the worst performing underlying on the final valuation date is less than its final barrier value. Accordingly, at maturity, you would receive a payment per security calculated as follows:

Payment at maturity = $1,000.00 + ($1,000.00 × the underlying return of the worst performing underlying on the final valuation date)

= $1,000.00 + ($1,000.00 × -70.00%)

= $1,000.00 + -$700.00

= $300.00

In this scenario, because the final underlying value of the worst performing underlying on the final valuation date is less than its final barrier value, you would lose a significant portion of your investment in the securities. In addition, because the final underlying value of the worst performing underlying on the final valuation date is below its coupon barrier value, you would not receive any contingent coupon payment at maturity.

Example 6: On the final valuation date, the S&P 500 Futures Excess Return Index has the lowest underlying return and, therefore, is the worst performing underlying on the final valuation date. In this scenario, the final underlying value of the worst performing underlying on the final valuation date is less than its final barrier value. Accordingly, at maturity, you would receive a payment per security calculated as follows:

Payment at maturity = $1,000.00 + ($1,000.00 × the underlying return of the worst performing underlying on the final valuation date)

= $1,000.00 + ($1,000.00 × -80.00%)

= $1,000.00 + -$800.00

= $200.00

In this scenario, because the final underlying value of the worst performing underlying on the final valuation date is less than its final barrier value, you would lose a significant portion of your investment in the securities. In addition, because the final underlying value of the worst performing underlying on the final valuation date is below its coupon barrier value, you would not receive any contingent coupon payment at maturity.

It is possible that the closing value of the worst performing underlying will be less than its coupon barrier value on each valuation date and less than its final barrier value on the final valuation date, such that you will not receive any contingent coupon payments over the term of the securities and will receive significantly less than the stated principal amount of your securities, and possibly nothing, at maturity.

PS-5

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with each underlying. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose a significant portion or all of your investment. Unlike conventional debt securities, the securities do not provide for the repayment of the stated principal amount at maturity in all circumstances. If the securities are not redeemed prior to maturity, your payment at maturity will depend on the final underlying value of the worst performing underlying on the final valuation date. If the final underlying value of the worst performing underlying on the final valuation date is less than its final barrier value, you will lose 1% of the stated principal amount of your securities for every 1% by which the worst performing underlying on the final valuation date has declined from its initial underlying value. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	You will not receive any contingent coupon on the contingent coupon payment date following any valuation date on which the closing value of the worst performing underlying on that valuation date is less than its coupon barrier value. A contingent coupon payment will be made on a contingent coupon payment date if and only if the closing value of the worst performing underlying on the immediately preceding valuation date is greater than or equal to its coupon barrier value. If the closing value of the worst performing underlying on any valuation date is less than its coupon barrier value, you will not receive any contingent coupon payment on the immediately following contingent coupon payment date. If the closing value of the worst performing underlying on each valuation date is below its coupon barrier value, you will not receive any contingent coupon payments over the term of the securities.

▪	Higher contingent coupon rates are associated with greater risk. The securities offer contingent coupon payments at an annualized rate that, if all are paid, would produce a yield that is generally higher than the yield on our conventional debt securities of the same maturity. This higher potential yield is associated with greater levels of expected risk as of the pricing date for the securities, including the risk that you may not receive a contingent coupon payment on one or more, or any, contingent coupon payment dates and the risk that the value of what you receive at maturity may be significantly less than the stated principal amount of your securities and may be zero. The volatility of, and correlation between, the closing values of the underlyings are important factors affecting these risks. Greater expected volatility of, and lower expected correlation between, the closing values of the underlyings as of the pricing date may result in a higher contingent coupon rate, but would also represent a greater expected likelihood as of the pricing date that the closing value of the worst performing underlying on one or more valuation dates will be less than its coupon barrier value, such that you will not receive one or more, or any, contingent coupon payments during the term of the securities and that the final underlying value of the worst performing underlying on the final valuation date will be less than its final barrier value, such that you will not be repaid the stated principal amount of your securities at maturity.

▪	The securities are subject to heightened risk because they have multiple underlyings. The securities are more risky than similar investments that may be available with only one underlying. With multiple underlyings, there is a greater chance that any one underlying will perform poorly, adversely affecting your return on the securities.

▪	The securities are subject to the risks of each of the underlyings and will be negatively affected if any one underlying performs poorly. You are subject to risks associated with each of the underlyings. If any one underlying performs poorly, you will be negatively affected. The securities are not linked to a basket composed of the underlyings, where the blended performance of the underlyings would be better than the performance of the worst performing underlying alone. Instead, you are subject to the full risks of whichever of the underlyings is the worst performing underlying.

▪	You will not benefit in any way from the performance of any better performing underlying. The return on the securities depends solely on the performance of the worst performing underlying, and you will not benefit in any way from the performance of any better performing underlying.

▪	You will be subject to risks relating to the relationship between the underlyings. It is preferable from your perspective for the underlyings to be correlated with each other, in the sense that their closing values tend to increase or decrease at similar times and by similar magnitudes. By investing in the securities, you assume the risk that the underlyings will not exhibit this relationship. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. It is impossible to predict what the relationship between the underlyings will be over the term of the securities. The underlyings differ in significant ways and, therefore, may not be correlated with each other.

▪	You may not be adequately compensated for assuming the downside risk of the worst performing underlying. The potential contingent coupon payments on the securities are the compensation you receive for assuming the downside risk of the worst performing underlying, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon is “contingent” and you may not receive a contingent coupon payment on one or more, or any, of the contingent coupon payment dates.

PS-6

Citigroup Global Markets Holdings Inc.

Second, the contingent coupon payments are the compensation you receive not only for the downside risk of the worst performing underlying, but also for all of the other risks of the securities, including the risk that the securities may be redeemed prior to maturity, interest rate risk and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the contingent coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the worst performing underlying.

▪	We may redeem the securities at our option, which will limit your ability to receive the contingent coupon payments. We may redeem the securities on any potential redemption date. In the event that we redeem the securities, you will receive the stated principal amount of your securities and the related contingent coupon payment, if any. Thus, the term of the securities may be limited. If we redeem the securities prior to maturity, you will not receive any additional contingent coupon payments. Moreover, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. If we redeem the securities prior to maturity, it is likely to be at a time when the underlyings are performing in a manner that would otherwise have been favorable to you. By contrast, if the underlyings are performing unfavorably from your perspective, we are less likely to redeem the securities. If we redeem the securities, we will do so at a time that is advantageous to us and without regard to your interests.

▪	The securities offer downside exposure to the worst performing underlying, but no upside exposure to any underlying. You will not participate in any appreciation in the value of any underlying over the term of the securities. Consequently, your return on the securities will be limited to the contingent coupon payments you receive, if any, and may be significantly less than the return on any underlying over the term of the securities. In addition, as an investor in the securities, you will not receive any dividends or other distributions or have any other rights with respect to any of the underlyings.

▪	The performance of the securities will depend on the closing values of the underlyings solely on the valuation dates, which makes the securities particularly sensitive to volatility in the closing values of the underlyings on or near the valuation dates. Whether the contingent coupon will be paid on any given contingent coupon payment date will depend on the closing values of the underlyings solely on the applicable valuation dates, regardless of the closing values of the underlyings on other days during the term of the securities. If the securities are not redeemed prior to maturity, what you receive at maturity will depend solely on the closing value of the worst performing underlying on the final valuation date, and not on any other day during the term of the securities. Because the performance of the securities depends on the closing values of the underlyings on a limited number of dates, the securities will be particularly sensitive to volatility in the closing values of the underlyings on or near the valuation dates. You should understand that the closing value of each underlying has historically been highly volatile.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) any selling concessions or other fees paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the underlyings and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather

PS-7

Citigroup Global Markets Holdings Inc.

than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the closing values of the underlyings, the volatility of, and correlation between, the closing values of the underlyings, dividend yields on the underlyings, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The value of your securities prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing values of the underlyings may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The Nasdaq-100 Futures Excess Return Index and the S&P 500 Futures Excess Return Index are expected to underperform the total return performance of their reference indices because the performance of the underlyings is expected to be reduced by implicit financing costs, and any increase in these costs will adversely affect the performance of the securities. The Nasdaq-100 Futures Excess Return Index and the S&P 500 Futures Excess Return Index are futures-based indices. As futures-based indices, they are expected to reflect not only the performance of their reference indices (the Nasdaq-100 Index® and the S&P 500® Index, respectively), but also the implicit costs of a financed position in those reference indices. The cost of these financed positions will adversely affect the value of the underlyings. Any increase in market interest rates will be expected to further increase these implicit financing costs and will increase the negative effect on the performance of the underlyings. Because of these implicit financing costs, the Nasdaq-100 Futures Excess Return Index and the S&P 500 Futures Excess Return Index are expected to underperform the total return performance of the Nasdaq-100 Index® and the S&P 500® Index, respectively.

▪	The EURO STOXX 50® Index is subject to risks associated with non-U.S. markets. Investments linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	The performance of the EURO STOXX 50® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar. The EURO STOXX 50® Index is composed of stocks traded in euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the EURO STOXX 50® Index and the value of your securities will not be adjusted for exchange rate fluctuations. If the euro appreciates relative to the U.S. dollar over the term of the securities, the performance of the EURO STOXX 50® Index as measured for purposes of the securities will be less than it would have been if it offered exposure to that appreciation in addition to the change in the prices of the stocks included in the EURO STOXX 50® Index.

▪	Our offering of the securities is not a recommendation of any underlying. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the underlyings is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the underlyings or in instruments related to the underlyings, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the underlyings. These and other activities of our affiliates may affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities.

PS-8

Citigroup Global Markets Holdings Inc.

▪	The closing value of an underlying may be adversely affected by our or our affiliates’ hedging and other trading activities. We have hedged our obligations under the securities through CGMI or other of our affiliates, who have taken positions in the underlyings or in financial instruments related to the underlyings and may adjust such positions during the term of the securities. Our affiliates also take positions in the underlyings or in financial instruments related to the underlyings on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the underlyings in a way that negatively affects the value of and your return on the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur during the term of the securities, such as market disruption events and other events with respect to an underlying, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the securities. See “Risk Factors Relating to the Securities—Risk Factors Relating to All Securities—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities” in the accompanying product supplement.

▪	Changes that affect the underlyings may affect the value of your securities. The sponsors of the underlyings may at any time make methodological changes or other changes in the manner in which they operate that could affect the values of the underlyings. We are not affiliated with any such underlying sponsor and, accordingly, we have no control over any changes any such sponsor may make. Such changes could adversely affect the performance of the underlyings and the value of and your return on the securities.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%.  To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-9

Citigroup Global Markets Holdings Inc.

Additional Terms of the Securities

Market disruption events. For purposes of determining whether a market disruption event occurs with respect to the Nasdaq-100 Futures Excess Return Index and the S&P 500 Futures Excess Return Index, each reference to the “Underlying Index” in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions” in the accompanying product supplement shall be deemed replaced with a reference to the “Underlying Index or its Reference Index”. The reference index with respect to the Nasdaq-100 Futures Excess Return Index is specified in Annex A to this pricing supplement. The reference index with respect to the S&P 500 Futures Excess Return Index is specified in Annex B to this pricing supplement. References in the section “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Index—Definitions of Market Disruption Event and Scheduled Trading Day and Related Definitions” in the accompanying product supplement to the securities comprising an Underlying Index shall be deemed to include futures contracts comprising an Underlying Index.

PS-10

Citigroup Global Markets Holdings Inc.

Information About the EURO STOXX 50® Index

The EURO STOXX 50® Index is a free float market capitalization-weighted index composed of 50 of the largest stocks in terms of free float market capitalization traded on major Eurozone exchanges. It is calculated and maintained by STOXX Limited.  The EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

Please refer to the section “Equity Index Descriptions— The STOXX Benchmark Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the EURO STOXX 50® Index from publicly available information and have not independently verified any information regarding the EURO STOXX 50® Index. This pricing supplement relates only to the securities and not to the EURO STOXX 50® Index. We make no representation as to the performance of the EURO STOXX 50® Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the EURO STOXX 50® Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the EURO STOXX 50® Index on August 28, 2026 was 6,485.67.

The graph below shows the closing value of the EURO STOXX 50® Index for each day such value was available from January 4, 2016 to August 28, 2026. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

EURO STOXX 50® Index – Historical Closing Values January 4, 2016 to August 28, 2026

PS-11

Citigroup Global Markets Holdings Inc.

Information About the Nasdaq-100 Futures Excess Return Index

For information about the Nasdaq-100 Futures Excess Return Index, see Annex A to this pricing supplement.

We have derived all information regarding the Nasdaq-100 Futures Excess Return Index from publicly available information and have not independently verified any information regarding the Nasdaq-100 Futures Excess Return Index. This pricing supplement relates only to the securities and not to the Nasdaq-100 Futures Excess Return Index. We make no representation as to the performance of the Nasdaq-100 Futures Excess Return Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Nasdaq-100 Futures Excess Return Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the Nasdaq-100 Futures Excess Return Index on August 28, 2026 was 770.4182.

The graph below shows the closing value of the Nasdaq-100 Futures Excess Return Index for each day such value was available from January 4, 2016 to August 28, 2026.  We obtained the closing values from Bloomberg L.P., without independent verification.  You should not take historical closing values as an indication of future performance.

All performance information for the Nasdaq-100 Futures Excess Return Index prior to April 1, 2024 is hypothetical and back-tested, as the Nasdaq-100 Futures Excess Return Index did not exist prior to that time. Back-tested performance reflects application of an index methodology and selection of index constituents with the benefit of hindsight and knowledge of factors that may have positively affected its performance, cannot account for all financial risk that may affect results and may be considered to reflect survivor/look ahead bias.  Actual returns may differ significantly from, and be lower than, back-tested returns. Past performance is not an indication or guarantee of future results.

Nasdaq-100 Futures Excess Return Index – Hypothetical Back-Tested and Historical Closing Values January 4, 2016 to August 28, 2026

PS-12

Citigroup Global Markets Holdings Inc.

Information About the S&P 500 Futures Excess Return Index

 For information about the S&P 500 Futures Excess Return Index, see Annex B to this pricing supplement.

 We have derived all information regarding the S&P 500 Futures Excess Return Index from publicly available information and have not independently verified any information regarding the S&P 500 Futures Excess Return Index. This pricing supplement relates only to the securities and not to the S&P 500 Futures Excess Return Index. We make no representation as to the performance of the S&P 500 Futures Excess Return Index over the term of the securities.

 The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500 Futures Excess Return Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing value of the S&P 500 Futures Excess Return Index on August 28, 2026 was 614.55.

The graph below shows the closing value of the S&P 500 Futures Excess Return Index for each day such value was available from January 4, 2016 to August 28, 2026. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take historical closing values as an indication of future performance.

S&P 500 Futures Excess Return Index – Historical Closing Values January 4, 2016 to August 28, 2026

PS-13

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities.  In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting.  In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold.  In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities.  Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations.  However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one.  Based on the terms of the securities and representations provided by us, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment.  Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions.  You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

PS-14

Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $26.00 for each security sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $26.00 for each security they sell. For the avoidance of doubt, any fees or selling concessions described in this pricing supplement will not be rebated if we redeem the securities prior to maturity.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

For a period of approximately three months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time.  See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Global Markets Holdings Inc., when the securities offered by this pricing supplement have been executed and issued by Citigroup Global Markets Holdings Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such securities and the related guarantee of Citigroup Inc. will be valid and binding obligations of Citigroup Global Markets Holdings Inc. and Citigroup Inc., respectively, enforceable in accordance with their respective terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to (x) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (y) the validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of the stated principal amount upon acceleration of the securities to the extent determined to constitute unearned interest. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that such counsel expresses no opinion as to (i) any law, rule or regulation that is applicable to Citigroup Global Markets Holdings Inc. or Citigroup Inc., the indenture, the securities, the related guarantee (together with the indenture and the securities, the “Documents”) or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate or (ii) any law, rule or regulation relating to national security.

In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated February 25, 2026, which has been filed as an exhibit to the Registration Statement on Form S-3 by Citigroup Global Markets Holdings Inc. and Citigroup Inc. on February 25, 2026, that the Documents have been duly authorized, executed, authenticated (if applicable) and delivered by, and are each a valid, binding and enforceable agreement of, each party thereto (other than as expressly covered above in respect of Citigroup Global Markets Holdings Inc. and Citigroup Inc.) and that the terms of the securities and the issuance, execution, delivery and performance by Citigroup Global Markets Holdings Inc. and Citigroup Inc. of the securities and the related guarantee do not contravene, or constitute a default under, any judgment, injunction, order or decree or any agreement or other instrument binding upon Citigroup Global Markets Holdings Inc. or Citigroup Inc.

Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

© 2026 Citigroup Global Markets Inc. All rights reserved. Citi and Citi and Arc Design are trademarks and service marks of Citigroup Inc. or its affiliates and are used and registered throughout the world.

PS-15

Citigroup Global Markets Holdings Inc.

Annex A
Description of the Nasdaq-100 Futures Excess Return Index

We have derived all information contained in this pricing supplement regarding the Nasdaq-100 Futures Excess Return Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information.  We have not independently verified such information.  Such information reflects the policies of, and is subject to change by, Nasdaq, Inc.  The Nasdaq-100 Futures Excess Return Index is calculated, maintained and published by Nasdaq, Inc.  Nasdaq, Inc. has no obligation to continue to publish, and may discontinue the publication of, the Nasdaq-100 Futures Excess Return Index.

The Nasdaq-100 Futures Excess Return Index tracks futures contracts on the Nasdaq-100 Index®.  The Nasdaq-100 Index® is reported by Bloomberg L.P. under the ticker symbol “NDX.”  The Nasdaq-100 Index® is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on The Nasdaq Stock Market.  All stocks included in the Nasdaq-100 Index® are traded on a major U.S. exchange.  The Nasdaq-100 Index® was developed by The Nasdaq Stock Market, Inc. and is calculated, maintained and published by Nasdaq, Inc. We refer to the Nasdaq-100 Index® as the “reference index” for the Nasdaq-100 Futures Excess Return Index.

Please refer to the section “Equity Index Descriptions—The Nasdaq-100 Index®” in the accompanying underlying supplement for important disclosures regarding the Nasdaq-100 Index®, as supplemented by the following updated information.

Nasdaq, Inc. (“Nasdaq”), the index sponsor of the Nasdaq-100 Index®, recently implemented several changes to the methodology of the Nasdaq-100 Index®, including changes to how market capitalization is determined for purposes of constituent selection and weighting, the introduction of an expedited “Fast Entry” process for certain large companies, the removal of the minimum free float requirement and the introduction of a cap on the share count used to determine the weight of low-float securities. These changes became effective on May 1, 2026 (with certain constituent and rebalancing adjustments first implemented during the June 2026 quarterly review). The information set forth below supersedes the information regarding the Nasdaq-100 Index® included in the accompanying underlying supplement to the extent it is inconsistent.

For purposes of selecting the constituents of the Nasdaq-100 Index®, Nasdaq now uses “Full Market Capitalization.” For companies represented by an American depositary receipt (“ADR”) that serves as a company’s primary global listing (a “Primary ADR”) and for direct (non-ADR) listings, Full Market Capitalization includes both listed and unlisted shares; for companies represented by an ADR where the underlying shares serve as the company’s primary global listing and are listed on a foreign market (a “Non-Primary ADR”), Full Market Capitalization is based on the value of the listed depositary shares only, and foreign-listed underlying shares and unlisted shares are excluded. For purposes of weighting the constituents of the Nasdaq-100 Index®, Nasdaq uses “Modified Market Capitalization,” which takes into account only eligible listed share classes and disregards foreign-listed and unlisted shares.

In addition, there is no longer a minimum free float requirement for inclusion in the Nasdaq-100 Index®, although, for purposes of determining Modified Market Capitalization, each low-float security’s share count is limited to the lesser of (i) its reported Total Shares Outstanding (“TSO”), or listed ADR shares in the case of an ADR, and (ii) three times the number of its free-floating shares or free-floating ADR shares, as applicable. Other than as a direct result of corporate actions, the Nasdaq-100 Index® also no longer implements ad-hoc intra-quarter adjustments to a security’s TSO between scheduled rebalancing events.

The updated methodology also allows newly eligible securities (both initial public offerings and securities that have recently switched to an eligible exchange) to be added to the Nasdaq-100 Index® on an expedited basis through a “Fast Entry” process if their Full Market Capitalization would rank within the top 40 current index constituents and they satisfy the applicable eligibility criteria. A Fast Entry inclusion will not require the removal of another security and may temporarily increase the number of constituents of the Nasdaq-100 Index® above 100.

In addition, the updated methodology provides for quarterly reviews in March, June and September, during which index shares are adjusted for changes in TSO, index shares of low-float securities are adjusted to reflect changes in float, constituents that are ranked outside the top 125 by Full Market Capitalization are removed and, if necessary, replaced, and certain additional companies whose Full Market Capitalization ranks within the top 40 of current index constituents may be added without requiring a corresponding removal. Securities added to the Nasdaq-100 Index® between annual reconstitutions, including through Fast Entry, as intra-quarter replacements or as part of a March, June or September rebalance, will have their initial weights determined using a linear interpolation process based on Modified Market Capitalization ranking.

The Nasdaq-100 Futures Excess Return Index launch date was April 1, 2024, and it is reported by Bloomberg L.P. under the ticker symbol “NDXNQER.”

Index Calculation

The Nasdaq-100 Futures Excess Return Index tracks the performance of a hypothetical position, rolled quarterly, in the nearest-to-expiration E-mini Nasdaq-100 futures contract.  Constructed from E-mini Nasdaq-100 futures contracts, the Nasdaq-100 Futures Excess Return Index includes provisions for the replacement of the current E-mini Nasdaq-100 futures contract in the Nasdaq-100 Futures Excess Return Index as such futures contract approaches expiration with the next-expiring futures contract (also referred to as “rolling”).  This replacement occurs over a three index calculation day roll period every quarter, which begins five index calculation days prior to the last trade date of the futures contract.  On each day during the roll period, one-third of the index exposure is reallocated from the expiring futures contract into the next-expiring futures contract.

The Nasdaq-100 Futures Excess Return Index is calculated from the price change of the underlying E-mini Nasdaq-100 futures contract.  The change in the closing value of the Nasdaq-100 Futures Excess Return Index from one index calculation day to the next will reflect the change in the daily settlement price of the underlying futures contract over that period.  If the daily settlement price of the underlying futures contract it not available, then the last available price for the underlying futures contract will be used.

The Nasdaq-100 Futures Excess Return Index is an excess return index, which in this context means that its performance will be based solely on changes in the settlement price of its underlying futures contract.  An excess return index is distinct from a total return index, which, in addition to changes in the settlement price of the underlying futures contract, would reflect interest on a hypothetical cash position collateralizing that futures contract.

PS-16

Citigroup Global Markets Holdings Inc.

The Nasdaq-100 Futures Excess Return Index is calculated Monday through Friday, except on days when the Chicago Mercantile Exchange is scheduled to be closed.

Market disruptions

If a market disruption event (within the meaning of the index methodology) occurs or is occurring on an index calculation day that the index administrator determines materially affects the index, the index administrator may:

•	Delay the calculation of the index and halt the dissemination of the value of the index and/or other information relating to the index until such time, which may be a subsequent index calculation day, that the index administrator determines that such market disruption event is no longer occurring.

•	Determine a good faith estimate of any affected or missing input data required to calculate the index or the value of the index for such index calculation day or time for such index calculation day.

For these purposes, a market disruption event is, in respect of an underlying futures contract, the occurrence of one or more of the following events that affects that futures contract and that the index administrator deems to be material to the index:

•	Trading Disruption: Any unscheduled closure of the Chicago Mercantile Exchange; a material suspension, limitation or disruption of trading on the Chicago Mercantile Exchange; a failure of the Chicago Mercantile Exchange to publish the relevant price, level, value or other information; a halt in trading, such as a circuit breaker or other exchange imposed halt; or any other event that materially affects the ability of market participants to trade, effect transactions in, maintain or unwind positions in that futures contract.

•	Exchange Disruption: Any exchange related event that disrupts or impairs the ability of market participants to effect transactions or obtain market values or price discovery of a component used directly or indirectly in the index.

•	Price Failure: Any event that impairs or prevents the ability of the index administrator to obtain a relevant price, level, rate, value or any other information from an exchange or other source necessary, on a timely basis and in a manner acceptable to the index administrator, in order to perform the calculation of the index.

•	Inaccurate Data: The price or value of a component that has been calculated by reference to data that, in the determination of the index administrator, is inaccurate, incomplete and/or does not adequately reflect the true market price or value of such component.

•	Force Majeure: Any event or circumstance (including, without limitation, a systems failure, natural or man-made disaster, act of God, armed conflict, act of terrorism, riot or labor disruption or any similar intervening circumstance, or restrictions due to emergency powers enforced by federal, state or local government agencies), that is beyond the reasonable control of the index administrator and that the index administrator determines, in its sole discretion, affects the index, a component of the index, any input data required to calculate the index, or that prevents the ability of the index administrator to calculate the index.

•	General Moratorium: The index administrator observes on any day that there has been a declaration of a general moratorium in respect of banking activities in any relevant jurisdiction.

If a market disruption event occurs on a scheduled roll day, then no change of index exposure to the underlying futures contracts will occur on that day, and instead the change of units for such disrupted days will take place, in addition to any scheduled change of units, on the next following index calculation day that such market disruption event is no longer occurring and there is no other market disruption event occurring.  If the last day of a scheduled roll period is a disrupted day, then that roll day will be postponed to the next index calculation day.

E-mini Nasdaq-100 futures contracts

E-mini Nasdaq-100 futures contracts are traded on the Chicago Mercantile Exchange under the ticker symbol “NQ.”  The Chicago Mercantile Exchange trades E-mini Nasdaq-100 futures contracts with expiration dates in March, June, September and December of each year.

E-mini Nasdaq-100 futures contracts differ from the futures contracts described below under “—Futures Contracts Generally” in that E-mini Nasdaq-100 futures contracts are cash settled only, meaning that the 100 stocks composing the Nasdaq-100 Index® are not actually delivered upon settlement of the futures contract.  Therefore, the E-mini Nasdaq-100 futures contracts are not contracts to actually buy and sell the stocks in the Nasdaq-100 Index®.  In all other relevant respects, however – including daily “mark to market” and realization of gains or losses based on the difference between the current settlement price and the initial futures price – the E-mini Nasdaq-100 futures contracts are similar to those described below under “—Futures Contracts Generally.”

Futures Contracts Generally

Generally speaking, a futures contract is an agreement to buy or sell an underlying asset on a future expiration date at a price that is agreed upon today.  If the underlying asset is worth more on the expiration date than the price specified in the futures contract, then the purchaser of that contract will achieve a gain on that contract, and if it is worth less, the purchaser will incur a loss.

For example, suppose that a futures contract entered into in January calls for the purchaser to buy the underlying asset in April at a price of $1,000.  If the underlying asset is worth $1,200 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth $1,200, achieving a $200 gain. Conversely, if the underlying asset is worth $800 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth only $800, incurring a $200 loss.

The gain or loss to the purchaser of this futures contract is different from the gain or loss that could have been achieved by the direct purchase of the underlying asset in January and the sale of that underlying asset in April.  This is because a futures contract is a “leveraged” way to invest in the underlying asset.  In other words, purchasing a futures contract is similar to borrowing money to buy the underlying asset, in that (i) it enables an investor to gain exposure to the underlying asset without having to pay the full cost of it up front and (ii) it entails a financing cost.

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This financing cost is implicit in the difference between the spot price of the underlying asset and the futures price.  A “futures price” is the price at which market participants may agree today to buy or sell the underlying asset in the future, and the “spot price” is the current price of the underlying asset for immediate delivery.  The futures price is determined by market supply and demand and is independent of the spot price, but it is nevertheless generally expected that the futures price will be related to the spot price in a way that reflects a financing cost (because if it did not do so there would be an opportunity for traders to make sure profits, known as “arbitrage”).  For example, if January’s futures price is $1,000, January’s spot price may be $975.  If the underlying asset is worth $1,200 in April, the gain on the futures contract would be $200 ($1,200 minus $1,000), while the gain on a direct investment made at the January spot price would have been $225 ($1,200 minus $975).  The lower return on the futures contract as compared to the direct investment reflects this implicit financing cost.  Because of this financing cost, it is possible for a purchaser to incur a loss on a futures contract even if the spot price of the underlying asset increases over the term of the futures contract.  The amount of this financing cost is expected to increase as general market interest rates increase.

Futures contracts are standardized instruments that are traded on an exchange.  On each trading day, the exchange determines a settlement price (which may also be referred to as a closing price) for that futures contract based on the futures prices at which market participants entered into that futures contract on that day.  Open positions in futures contracts are “marked to market” and margin is required to be posted on each trading day.  This means that, on each trading day, the current settlement price for a futures contract is compared to the futures price at which the purchaser entered into that futures contract.  If the current settlement price has decreased from the initial futures price, then the purchaser will be required to deposit the decrease in value of that futures contract into an account.  Conversely, if the current settlement price has increased, the purchaser will receive that cash value in its account.  Accordingly, gains or losses on a futures contract are effectively realized on a daily basis up until the point when the position in that futures contract is closed out.

Because futures contracts have expiration dates, one futures contract must be rolled into another if there is a desire to maintain a continuous position in futures contracts on (rather than take delivery of) a particular underlying asset. This is typically achieved by closing out the position in the existing futures contract as its expiration date approaches and simultaneously entering into a new futures contract (at a new futures price based on the futures price then prevailing) with a later expiration date.

Comparison of Historical Nasdaq-100 Futures Excess Return Index Performance Against Historical Nasdaq-100 Index® Performance

The following graph sets forth a comparison of the historical performance of the Nasdaq-100 Futures Excess Return Index against the historical performance of the Nasdaq-100 Index® from January 4, 2016 through August 28, 2026, each normalized to have a closing value of 100.00 on January 4, 2016 to facilitate a comparison.  The performance of the Nasdaq-100 Index® shown below is its price return performance – i.e., its performance without reflecting dividends.  The total return performance of the Nasdaq-100 Index® (i.e., its performance reflecting dividends) would be greater than the price return performance shown below.

In the graph below, references to “NDXNQER” are to the Nasdaq-100 Futures Excess Return Index and references to “NDX” are to the Nasdaq-100 Index®.

All performance information for the Nasdaq-100 Futures Excess Return Index prior to April 1, 2024 is hypothetical and back-tested, as the Nasdaq-100 Futures Excess Return Index did not exist prior to that time.  Back-tested performance reflects application of an index methodology and selection of index constituents with the benefit of hindsight and knowledge of factors that may have positively affected its performance, cannot account for all financial risk that may affect results and may be considered to reflect survivor/look ahead bias.  Actual returns may differ significantly from, and be lower than, back-tested returns.  Past performance is not an indication or guarantee of future results.

PAST PERFORMANCE OF THE NASDAQ-100 FUTURES EXCESS RETURN INDEX AND RELATIVE PERFORMANCE BETWEEN THE NASDAQ-100 FUTURES EXCESS RETURN INDEX AND THE NASDAQ-100 INDEX® ARE NOT INDICATIVE OF FUTURE PERFORMANCE

Using the historical performance information from the graph above, the table below shows the annualized (annually compounded) performance of the Nasdaq-100 Futures Excess Return Index as compared to the Nasdaq-100 Index® for the last year, the last three years and the last five years, each as of August 28, 2026.

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	Nasdaq-100 Futures Excess Return Index	Nasdaq-100 Index®
Last 1 Year	19.43%	24.17%
Last 3 Years	19.43%	25.02%
Last 5 Years	9.85%	13.77%

License Agreement

Citigroup Global Markets Inc. has entered into a non-exclusive license agreement with Nasdaq, Inc. providing for the license to Citigroup Global Markets Inc. and its affiliates, in exchange for a fee, of the right to use the Nasdaq-100 Futures Excess Return Index® in connection with certain securities, including the securities.

The license agreement between Nasdaq, Inc. and Citigroup Global Markets Inc. provides that the following language must be stated in this pricing supplement:

“The securities are not sponsored, endorsed, sold or promoted by Nasdaq, Inc. or its affiliates (Nasdaq, Inc. with its affiliates are referred to as the “Corporations”).  The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the securities.  The Corporations make no representation or warranty, express or implied, to the owners of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly, or the ability of the Nasdaq-100 Futures Excess Return Index to track general stock market performance.  The Corporations’ only relationship to Citigroup Inc. and its affiliates is in the licensing of Nasdaq®, Nasdaq-100®, Nasdaq-100 Index® and Nasdaq-100 Futures Excess Return Index® registered trademarks, service marks and certain trade names of the Corporations and the use of the Nasdaq-100 Futures Excess Return Index which is determined, composed and calculated by Nasdaq, Inc. without regard to Citigroup Inc., its affiliates or the securities.  Nasdaq, Inc. has no obligation to take the needs of Citigroup Inc., its affiliates or the owners of the securities into consideration in determining, composing or calculating the Nasdaq-100 Futures Excess Return Index.  The Corporations are not responsible for and have not participated in the determination of the timing of, prices at, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash.  The Corporations have no liability in connection with the administration, marketing or trading of the securities.

THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE NASDAQ-100 FUTURES EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY CITIGROUP INC., ITS AFFILIATES, OWNERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE NASDAQ-100 FUTURES EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN.  THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE NASDAQ-100 FUTURES EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT, OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.”

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Citigroup Global Markets Holdings Inc.

Annex B
Description of the S&P 500 Futures Excess Return Index

We have derived all information contained in this pricing supplement regarding the S&P 500 Futures Excess Return Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”). The S&P 500 Futures Excess Return Index was developed by Standard & Poor’s Financial Services LLC (“S&P”) and is calculated, maintained and published by S&P Dow Jones. S&P Dow Jones has no obligation to continue to publish, and may discontinue the publication of, the S&P 500 Futures Excess Return Index.

The S&P 500 Futures Excess Return Index tracks futures contracts on the S&P 500® Index. The S&P 500® Index is reported by Bloomberg L.P. under the ticker symbol “SPX.” The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity market. For more information about the S&P 500® Index, see “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement. We refer to the S&P 500® Index as the “reference index” for the S&P 500 Futures Excess Return Index.

The S&P 500 Futures Excess Return Index is a futures-based index.  As a futures-based index, it is expected to reflect not only the performance of its reference index (the S&P 500® Index), but also the implicit cost of a financed position in that reference index.  The cost of this financed position will adversely affect the value of the S&P 500 Futures Excess Return Index.  Any increase in market interest rates will be expected to further increase this implicit financing cost and will increase the negative effect on the performance of the S&P 500 Futures Excess Return Index.  Because of this implicit financing cost, the S&P 500 Futures Excess Return Index is expected to underperform the total return performance of the S&P 500® Index.

The S&P 500 Futures Excess Return Index launch date was August 2, 2010, and it is reported by Bloomberg L.P. under the ticker symbol “SPXFP.”

Index Calculation

The S&P 500 Futures Excess Return Index tracks the performance of a hypothetical position, rolled quarterly, in the nearest-to-expiration E-mini S&P 500 futures contract. Constructed from E-mini S&P 500 futures contracts, the S&P 500 Futures Excess Return Index includes provisions for the replacement of the current E-mini S&P 500 futures contract in the S&P 500 Futures Excess Return Index as such futures contract approaches expiration (also referred to as “rolling”). This replacement occurs over a one-day rolling period every quarter, which is five days prior to the last trade date of the futures contract.

The S&P 500 Futures Excess Return Index is calculated from the price change of the underlying E-mini S&P 500 futures contract. On any trading date, t, the value of the S&P 500 Futures Excess Return Index is calculated as follows:

Where:

=	The value of the S&P 500 Futures Excess Return Index on the current day, t
=	The value of the S&P 500 Futures Excess Return Index on the preceding day on which the S&P 500 Futures Excess Return Index was calculated, t-1
=	The Contract Daily Return from day t-1 to day t, defined as:
=	The daily contract reference price of the futures contract, which is the official closing price, as designated by the exchange

Market disruptions are situations where the exchange has failed to open so that no trading is possible due to unforeseen events, such as computer or electric power failures, weather conditions or other events. If any such event happens on the roll date, the roll will take place on the next business day on which no market disruptions exist.

The S&P 500 Futures Excess Return Index is an excess return index, which in this context means that its performance will be based solely on changes in the settlement price of its underlying futures contract. An excess return index is distinct from a total return index, which, in addition to changes in the settlement price of the underlying futures contract, would reflect interest on a hypothetical cash position collateralizing that futures contract.

E-mini S&P 500 futures contracts

E-mini S&P 500 futures contracts were introduced in 1997 and are traded on the Chicago Mercantile Exchange under the ticker symbol “ES.” The Chicago Mercantile Exchange trades E-mini S&P 500 futures contracts with expiration dates in March, June, September and December of each year.

E-mini S&P 500 futures contracts differ from the futures contracts described below under “—Futures Contracts Generally” in that E-mini S&P 500 futures contracts are cash settled only, meaning that the 500 stocks composing the S&P 500® Index are not actually delivered upon settlement of

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the futures contract. Therefore, the E-mini S&P 500 futures contracts are not contracts to actually buy and sell the stocks in the S&P 500® Index. In all other relevant respects, however – including daily “mark to market” and realization of gains or losses based on the difference between the current settlement price and the initial futures price – the E-mini S&P 500 futures contracts are similar to those described below under “—Futures Contracts Generally.”

Futures Contracts Generally

Generally speaking, a futures contract is an agreement to buy or sell an underlying asset on a future expiration date at a price that is agreed upon today. If the underlying asset is worth more on the expiration date than the price specified in the futures contract, then the purchaser of that contract will achieve a gain on that contract, and if it is worth less, the purchaser will incur a loss.

For example, suppose that a futures contract entered into in January calls for the purchaser to buy the underlying asset in April at a price of $1,000. If the underlying asset is worth $1,200 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth $1,200, achieving a $200 gain. Conversely, if the underlying asset is worth $800 in April, then upon settlement of the futures contract in April the purchaser will buy for $1,000 an underlying asset worth only $800, incurring a $200 loss.

The gain or loss to the purchaser of this futures contract is different from the gain or loss that could have been achieved by the direct purchase of the underlying asset in January and the sale of that underlying asset in April. This is because a futures contract is a “leveraged” way to invest in the underlying asset. In other words, purchasing a futures contract is similar to borrowing money to buy the underlying asset, in that (i) it enables an investor to gain exposure to the underlying asset without having to pay the full cost of it up front and (ii) it entails a financing cost.

This financing cost is implicit in the difference between the spot price of the underlying asset and the futures price. A “futures price” is the price at which market participants may agree today to buy or sell the underlying asset in the future, and the “spot price” is the current price of the underlying asset for immediate delivery. The futures price is determined by market supply and demand and is independent of the spot price, but it is nevertheless generally expected that the futures price will be related to the spot price in a way that reflects a financing cost (because if it did not do so there would be an opportunity for traders to make sure profits, known as “arbitrage”). For example, if January’s futures price is $1,000, January’s spot price may be $975. If the underlying asset is worth $1,200 in April, the gain on the futures contract would be $200 ($1,200 minus $1,000), while the gain on a direct investment made at the January spot price would have been $225 ($1,200 minus $975). The lower return on the futures contract as compared to the direct investment reflects this implicit financing cost. Because of this financing cost, it is possible for a purchaser to incur a loss on a futures contract even if the spot price of the underlying asset increases over the term of the futures contract. The amount of this financing cost is expected to increase as general market interest rates increase.

Futures contracts are standardized instruments that are traded on an exchange. On each trading day, the exchange determines a settlement price (which may also be referred to as a closing price) for that futures contract based on the futures prices at which market participants entered into that futures contract on that day. Open positions in futures contracts are “marked to market” and margin is required to be posted on each trading day. This means that, on each trading day, the current settlement price for a futures contract is compared to the futures price at which the purchaser entered into that futures contract. If the current settlement price has decreased from the initial futures price, then the purchaser will be required to deposit the decrease in value of that futures contract into an account. Conversely, if the current settlement price has increased, the purchaser will receive that cash value in its account. Accordingly, gains or losses on a futures contract are effectively realized on a daily basis up until the point when the position in that futures contract is closed out.

Because futures contracts have expiration dates, one futures contract must be rolled into another if there is a desire to maintain a continuous position in futures contracts on (rather than take delivery of) a particular underlying asset. This is typically achieved by closing out the position in the existing futures contract as its expiration date approaches and simultaneously entering into a new futures contract (at a new futures price based on the futures price then prevailing) with a later expiration date.

Comparison of Historical S&P 500 Futures Excess Return Index Performance Against Historical S&P 500® Index Performance

The following graph sets forth a comparison of the historical performance of the S&P 500 Futures Excess Return Index against the historical performance of the S&P 500® Index from January 4, 2016 through August 28, 2026, each normalized to have a closing value of 100.00 on January 4, 2016 to facilitate a comparison. The performance of the S&P 500® Index shown below is its price return performance – i.e., its performance without reflecting dividends.  The total return performance of the S&P 500® Index (i.e., its performance reflecting dividends) would be greater than the price return performance shown below.

In the graph below, references to “SPXFP” are to the S&P 500 Futures Excess Return Index and references to “SPX” are to the S&P 500® Index.

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PAST PERFORMANCE OF THE S&P 500 FUTURES EXCESS RETURN INDEX AND RELATIVE PERFORMANCE BETWEEN THE S&P 500 FUTURES EXCESS RETURN INDEX AND THE S&P 500® INDEX ARE NOT INDICATIVE OF FUTURE PERFORMANCE

Using the historical performance information from the graph above, the table below shows the annualized (annually compounded) performance of the S&P 500 Futures Excess Return Index as compared to the S&P 500® Index for the last year, the last three years and the last five years, each as of August 28, 2026.

	S&P 500 Futures Excess Return Index	S&P 500® Index
Last 1 Year	14.61%	18.61%
Last 3 Years	15.50%	20.25%
Last 5 Years	8.15%	11.32%

License Agreement

S&P Dow Jones and Citigroup Global Markets Inc. have entered into a non-exclusive license agreement providing for the license to Citigroup Inc. and its other affiliates, in exchange for a fee, of the right to use indices owned and published by S&P Dow Jones in connection with certain financial products, including the securities. “Standard & Poor’s” and “S&P” are trademarks of Standard & Poor’s Financial Services LLC (“S&P”). “Dow Jones” is a registered trademark of Dow Jones Trademark Holdings, LLC (“Dow Jones”). Trademarks have been licensed to S&P Dow Jones and have been licensed for use by Citigroup Inc. and its affiliates.

The license agreement between S&P Dow Jones and Citigroup Global Markets Inc. provides that the following language must be stated in this pricing supplement:

“The securities are not sponsored, endorsed, sold or promoted by S&P Dow Jones, Dow Jones, S&P or their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in securities generally or in the securities particularly. S&P Dow Jones Indices’ only relationship to Citigroup Inc. and its affiliates (other than transactions entered into in the ordinary course of business) is the licensing of certain trademarks, trade names and service marks of S&P Dow Jones Indices and of the S&P 500 Futures Excess Return Index, which is determined, composed and calculated by S&P Dow Jones Indices without regard to Citigroup Inc., its affiliates or the securities. S&P Dow Jones Indices have no obligation to take the needs of Citigroup Inc., its affiliates or the holders of the securities into consideration in determining, composing or calculating the S&P 500 Futures Excess Return Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the securities.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE S&P 500 FUTURES EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN AND S&P DOW JONES INDICES SHALL HAVE NO LIABILITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS THEREIN. S&P DOW JONES INDICES MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS

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TO BE OBTAINED BY CITIGROUP INC., HOLDERS OF THE SECURITIES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P 500 FUTURES EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE S&P 500 FUTURES EXCESS RETURN INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL S&P DOW JONES INDICES HAVE ANY LIABILITY FOR ANY LOST PROFITS OR INDIRECT, PUNITIVE, SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY THEREOF. THERE ARE NO THIRD PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND CITIGROUP INC.”

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